Exhibit 99

NEWS

MARRIOTT INTERNATIONAL REPORTS THIRD QUARTER 2021 RESULTS

•Third quarter 2021 comparable systemwide constant dollar RevPAR increased 118.4 percent worldwide, 134.7 percent in the U.S. & Canada, and 76.3 percent in international markets, compared to the 2020 third quarter;

•Third quarter 2021 comparable systemwide constant dollar RevPAR declined 25.8 percent worldwide, 19.9 percent in the U.S. & Canada, and 40.7 percent in international markets, compared to the 2019 third quarter;

•Third quarter reported diluted EPS totaled $0.67, compared to reported diluted EPS of $0.31 in the year-ago quarter. Third quarter adjusted diluted EPS totaled $0.99, compared to third quarter 2020 adjusted diluted EPS of $0.13;

•Third quarter reported net income totaled $220 million, compared to reported net income of $100 million in the year-ago quarter. Third quarter adjusted net income totaled $327 million, compared to third quarter 2020 adjusted net income of $44 million;

•Adjusted EBITDA totaled $683 million in the 2021 third quarter, compared to third quarter 2020 adjusted EBITDA of $327 million;

•The company added roughly 17,500 rooms globally during the third quarter, including approximately 8,500 rooms in international markets and a total of more than 2,200 conversion rooms;

•At quarter end, Marriott’s worldwide development pipeline totaled 2,769 properties and nearly 477,000 rooms, including roughly 25,000 rooms approved, but not yet subject to signed contracts. More than 206,000 rooms in the pipeline were under construction as of the end of the 2021 third quarter.

BETHESDA, MD – November 3, 2021 - Marriott International, Inc. (NASDAQ: MAR) today reported third quarter 2021 results.

Anthony Capuano, Chief Executive Officer, said, “We were pleased to see continued meaningful improvement in global trends in the third quarter, despite the impact of the Delta variant during the second half of the quarter. For the quarter, worldwide RevPAR1 was down 26 percent compared to the 2019 third quarter, a significant improvement from the second quarter RevPAR decline of 44 percent
1 All occupancy, ADR and RevPAR statistics are systemwide constant dollar and include hotels that have been temporarily closed due to COVID-19. Unless otherwise stated, all changes refer to year-over-year changes for the comparable period. RevPAR comparisons between 2021 and 2020 reflect properties that are comparable in both years. ADR and RevPAR comparisons between 2021 and 2019 reflect properties that are defined as comparable as of September 30, 2021, even if they were not open and operating for the full year 2019 or they did not meet all the other criteria for comparable in 2019.

compared to the same quarter in 2019. Third quarter occupancy topped 58 percent, driven largely by continued strength in leisure demand. Average daily rate, which was only 4 percent below 2019 levels for the quarter, has been recovering much more quickly than in the past two downturns.

“Most of our regions saw considerable improvement in RevPAR in the third quarter compared to the second quarter. In our largest region, the U.S. & Canada, third quarter RevPAR came in 20 percent below the same quarter in 2019, compared to down 40 percent in the second quarter versus the same quarter in 2019. Europe saw a dramatic rise in demand in the quarter, as many key international borders opened, with 2021 RevPAR compared to 2019 improving to down 44 percent from down 77 percent in the second quarter. ADR for the region trailed third quarter 2019 levels by just 5 percent.

“Globally, leisure travel generally remained very strong throughout the quarter, while the Delta variant had the most impact on business transient demand. With the worst of the Delta variant wave now hopefully behind us, business transient demand picked up again in October, a trend we expect to continue.

“Throughout the pandemic, we have worked closely with our owners and franchisees to drive revenue and lower costs. And we’re seeing the benefits of this work in our development activity. Third quarter year-to-date room signings, nearly one-third of which were conversions, increased nearly 30 percent year-over-year, and our pipeline remains the largest in the industry. With more than 40 percent of our pipeline rooms in the luxury and upper upscale tiers, we believe we also have the most valuable pipeline in the industry. Finally on the development front, with more clarity around our estimated full year deletions, we now expect 2021 net rooms growth will be approximately 3.5 percent.

“We’re proud of the dedication and perseverance our associates have demonstrated over the past year and a half, as they navigated the most challenging environment we have ever faced. With global trends improving, we believe we are well-positioned for growth as the global recovery continues. We are very optimistic about our future.”

Third Quarter 2021 Results
Marriott’s reported operating income totaled $545 million in the 2021 third quarter, compared to 2020 third quarter reported operating income of $252 million. Reported net income totaled $220 million in the 2021 third quarter, compared to 2020 third quarter reported net income of $100 million. Reported diluted earnings per share (EPS) totaled $0.67 in the quarter, compared to reported diluted EPS of $0.31 in the year-ago quarter.

Adjusted operating income in the 2021 third quarter totaled $527 million, compared to 2020 third quarter adjusted operating income of $179 million. Adjusted operating income in the 2021 third quarter and the 2020 third quarter excluded impairment charges of $11 million and $32 million, respectively.

Third quarter 2021 adjusted net income totaled $327 million, compared to 2020 third quarter adjusted net income of $44 million. Adjusted diluted EPS in the 2021 third quarter totaled $0.99, compared to adjusted diluted EPS of $0.13 in the year-ago quarter. The 2021 third quarter adjusted results excluded a $122 million after-tax ($0.37 per share) loss on the extinguishment of debt and $8 million after-tax ($0.02 per share) of impairment charges. The 2020 third quarter adjusted results excluded $24 million after-tax ($0.07 per share) of impairment charges.

Adjusted results also excluded restructuring and merger-related charges, cost reimbursement revenue, and reimbursed expenses. These items totaled $23 million of after-tax profits ($0.07 per share) in the 2021 third quarter and $80 million of after-tax profits ($0.25 per share) in the 2020 third quarter. See pages A-3 and A-12 for the calculation of adjusted results and the manner in which the adjusted measures are determined in this press release.

Base management and franchise fees totaled $723 million in the 2021 third quarter, compared to base management and franchise fees of $366 million in the year-ago quarter. The year-over-year increase in these fees is primarily attributable to RevPAR increases due to the ongoing recovery in lodging demand. Other non-RevPAR related franchise fees in the 2021 third quarter totaled $173 million, compared to $119 million in the year-ago quarter, aided by higher credit card and residential branding fees.

Incentive management fees totaled $53 million in the 2021 third quarter, compared to $31 million in the 2020 third quarter. Hotels in international markets earned $36 million of the fees in the quarter.

Contract investment amortization for the 2021 third quarter totaled $21 million, compared to $48 million in the year-ago quarter. The year-over-year change largely reflects impairments of investments in management and franchise contracts related to COVID-19 recorded in the 2020 third quarter.

Owned, leased, and other revenue, net of direct expenses, totaled a profit of $37 million in the 2021 third quarter, compared to an $18 million loss in the year-ago quarter, and reflected the ongoing recovery in lodging demand.

Depreciation, amortization, and other expenses for the 2021 third quarter totaled $64 million, compared to $53 million in the year-ago quarter. Expenses in the 2021 third quarter included an $11 million impairment charge.

General, administrative, and other expenses for the 2021 third quarter totaled $212 million, compared to $131 million in the year-ago quarter. The year-over-year increase primarily reflects higher compensation costs compared to 2020 cost reduction measures, which included reducing executive compensation, implementing reduced work weeks for many of our corporate associates, and furloughing a substantial number of associates.

Interest expense, net, totaled $99 million in the third quarter compared to $107 million in the year-ago quarter. The year-over-year decrease is largely due to lower debt balances.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) totaled $683 million in the 2021 third quarter, compared to third quarter 2020 adjusted EBITDA of $327 million. See page A-12 for the adjusted EBITDA calculation.

Selected Performance Information
The company added 114 properties (17,456 rooms) to its worldwide lodging portfolio during the 2021 third quarter, including more than 2,200 conversion rooms and approximately 8,500 rooms in international markets. Twenty properties (5,414 rooms) exited the system during the quarter. At quarter end, Marriott’s global lodging system totaled 7,892 properties, with nearly 1,464,000 rooms.

At quarter end, the company’s worldwide development pipeline totaled 2,769 properties with nearly 477,000 rooms, including 1,028 properties with more than 206,000 rooms under construction and 155 properties with roughly 25,000 rooms approved for development, but not yet subject to signed contracts.

In the 2021 third quarter, worldwide RevPAR increased 118.4 percent (a 120.7 percent increase using actual dollars) compared to the 2020 third quarter. RevPAR in the U.S. & Canada increased 134.7 percent (a 135.4 percent increase using actual dollars), and RevPAR in international markets increased 76.3 percent (an 81.8 percent increase using actual dollars).

Balance Sheet and Liquidity
At quarter end, Marriott’s net debt was $9.0 billion, representing total debt of $9.8 billion less cash and equivalents of $0.8 billion. At year-end 2020, the company’s net debt was $9.5 billion, representing total debt of $10.4 billion less cash and equivalents of $0.9 billion.

In the third quarter, the company issued $700 million of Series II Senior Notes due in 2033 with a 2.75 percent interest rate coupon.

In September 2021, Marriott completed a cash tender offer and retired $1.0 billion aggregate principal amount of Series EE Senior Notes maturing in 2025 with a 5.75 percent interest rate coupon. The company used proceeds from the Series II Senior Notes offering and cash on hand to complete the repurchase of such notes, including the payment of accrued interest and other costs incurred.

Investment Spending
Marriott now anticipates that full year 2021 investment spending will total $525 million to $550 million. Total investment spending includes capital and technology expenditures, loan advances, contract acquisition costs, and other investing activities.

COVID-19
Due to the numerous uncertainties associated with COVID-19, Marriott cannot presently estimate the impact of this unprecedented situation on its future results, which is highly dependent on the severity and duration of the pandemic and its impacts, but expects that COVID-19 will continue to be material to the company’s results.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Wednesday, November 3, 2021 at 8:30 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click on “Events & Presentations” and click on the quarterly conference call link. A replay will be available at that same website until November 2, 2022.

The telephone dial-in number for the conference call is 1-203-518-9704 and the conference ID is MAR3Q21. A telephone replay of the conference call will be available from 1:00 p.m. ET, Wednesday, November 3, 2021 until 8:00 p.m. ET, Wednesday, November 10, 2021. To access the replay, call 1-402-220-2693. The conference ID for the recording is MAR3Q21.

Note on forward-looking statements: All statements in this press release and the accompanying schedules are made as of November 3, 2021. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise. This press release and the accompanying schedules contain "forward-looking statements" within the meaning of federal securities laws, including statements related to the possible effects on our business of the COVID-19 pandemic and efforts to contain it (COVID-19); recovery in lodging demand; travel and lodging demand and trends; our growth prospects and expectations; future performance of the company's hotels; our development pipeline, signings, rooms growth and conversions; our investment spending expectations; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including those we identify below and other risk factors that we identify in our Securities and Exchange Commission filings, including our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K. Risks that could affect forward-looking statements in this press release include the duration and scope of COVID-19, including the availability and distribution of effective vaccines or treatments; the pandemic’s short and longer-term impact on the demand for travel, transient and group business, and levels of consumer confidence; actions governments, businesses and individuals have taken or may take in response to the pandemic, including limiting, banning, or cautioning against travel and/or in-person gatherings or imposing occupancy or other restrictions on lodging or other facilities; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies, travel, and economic activity, including the duration and magnitude of the pandemic’s impact on unemployment rates and consumer discretionary spending; the ability of our owners and franchisees to successfully navigate the impacts of COVID-19; the pace of recovery when the pandemic subsides and any dislocations in recovery as a result of resurgences of the pandemic; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps we and our property owners and franchisees have taken and may continue to take to reduce operating costs and/or enhance certain health and cleanliness protocols at our hotels; the impacts of our employee furloughs and reduced work week schedules, our voluntary transition program and our other restructuring activities; competitive conditions in the lodging industry and in the labor market; relationships with customers and property owners; the availability of capital to finance hotel growth and refurbishment; the extent to which we experience adverse effects from data security incidents; and changes in tax laws in countries in which we earn significant income. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release.

Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of roughly 7,900 properties under 30 leading brands spanning 138 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company offers Marriott Bonvoy®, its highly-awarded travel program. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on Twitter and Instagram.

Marriott may post updates about COVID-19 and other matters on its investor relations website at www.marriott.com/investor or Marriott's news center website at www.marriottnewscenter.com.

Marriott encourages investors, the media, and others interested in the company to review and subscribe to the information Marriott posts on these websites, which may be material. The contents of these websites are not incorporated by reference into this press release or any report or document Marriott files with the SEC, and any references to the websites are intended to be inactive textual references only.

CONTACT:
Melissa Froehlich Flood
Corporate Relations
(301) 380-4839
newsroom@marriott.com

Jackie Burka McConagha
Investor Relations
(301) 380-5126
jackie.burka@marriott.com

Betsy Dahm
Investor Relations
(301) 380-3372
betsy.dahm@marriott.com

IRPR#1

Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
THIRD QUARTER 2021 AND 2020
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	September 30, 2021	September 30, 2020	Reported 2021 vs. 2020
REVENUES
Base management fees	$190	$87	118
Franchise fees [1]	533	279	91
Incentive management fees	53	31	71
Gross Fee Revenues	776	397	95
Contract investment amortization [2]	(21)	(48)	56
Net Fee Revenues	755	349	116
Owned, leased, and other revenue [3]	241	116	108
Cost reimbursement revenue [4]	2,950	1,789	65
Total Revenues	3,946	2,254	75

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	204	134	(52)
Depreciation, amortization, and other [6]	64	53	(21)
General, administrative, and other [7]	212	131	(62)
Restructuring and merger-related charges	4	1	(300)
Reimbursed expenses [4]	2,917	1,683	(73)
Total Expenses	3,401	2,002	(70)

OPERATING INCOME	545	252	116

Gains and other income, net [8]	—	2	(100)
Loss on extinguishment of debt	(164)	—	*
Interest expense	(107)	(113)	5
Interest income	8	6	33
Equity in losses [9]	(4)	(20)	80

INCOME BEFORE INCOME TAXES	278	127	119

Provision for income taxes	(58)	(27)	(115)

NET INCOME	$220	$100	120

EARNINGS PER SHARE
Earnings per share - basic	$0.67	$0.31	116
Earnings per share - diluted	$0.67	$0.31	116

Basic Shares	327.3	325.9
Diluted Shares	329.3	326.8
*Calculated percentage is not meaningful.
1Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees.
2Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.
3Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.
4Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.
5Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.
6Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.
7General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.
8Gains and other income, net includes gains and losses on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.
9Equity in losses include our equity in losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
THIRD QUARTER YEAR-TO-DATE 2021 AND 2020
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Nine Months Ended	Nine Months Ended	Better/(Worse)
	September 30, 2021	September 30, 2020	Reported 2021 vs. 2020
REVENUES
Base management fees	$452	$341	33
Franchise fees [1]	1,270	876	45
Incentive management fees	141	43	228
Gross Fee Revenues	1,863	1,260	48
Contract investment amortization [2]	(56)	(94)	40
Net Fee Revenues	1,807	1,166	55
Owned, leased, and other revenue [3]	536	445	20
Cost reimbursement revenue [4]	7,068	6,788	4
Total Revenues	9,411	8,399	12

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	507	527	4
Depreciation, amortization, and other [6]	166	275	40
General, administrative, and other [7]	610	579	(5)
Restructuring and merger-related charges	8	5	(60)
Reimbursed expenses [4]	7,005	6,801	(3)
Total Expenses	8,296	8,187	(1)

OPERATING INCOME	1,115	212	426

Gains and other income, net [8]	6	3	100
Loss on extinguishment of debt	(164)	—	*
Interest expense	(323)	(333)	3
Interest income	22	20	10
Equity in losses [9]	(24)	(54)	56

INCOME (LOSS) BEFORE INCOME TAXES	632	(152)	516

(Provision) benefit for income taxes	(1)	49	(102)

NET INCOME (LOSS)	$631	$(103)	713

EARNINGS (LOSS) PER SHARE
Earnings (Loss) per share - basic	$1.93	$(0.32)	703
Earnings (Loss) per share - diluted	$1.92	$(0.32)	700

Basic Shares	327.0	325.7
Diluted Shares [10]	329.1	325.7
*Calculated percentage is not meaningful
1Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees.
2Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.
3Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.
4Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.
5Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.
6Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.
7General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.
8Gains and other income, net includes gains and losses on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.
9Equity in losses include our equity in losses of unconsolidated equity method investments.
10Basic and fully diluted weighted average shares outstanding used to calculate (loss) earnings per share for the period in which we had a loss are the same because inclusion of additional equivalents would be anti-dilutive.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
($ in millions except per share amounts)

The following table presents our reconciliations of Adjusted operating income, Adjusted operating income margin, Adjusted net income, and Adjusted diluted earnings per share, to the most directly comparable GAAP measure. Adjusted total revenues is used in the determination of Adjusted operating income margin.

	Three Months Ended			Nine Months Ended
	September 30, 2021	September 30, 2020	Percent Better/(Worse)	September 30, 2021	September 30, 2020	Percent Better/(Worse)
Total revenues, as reported	$3,946	$2,254		$9,411	$8,399
Less: Cost reimbursement revenue	(2,950)	(1,789)		(7,068)	(6,788)
Add: Impairments [1]	—	30		—	40
Adjusted total revenues **	996	495		2,343	1,651

Operating income, as reported	545	252		1,115	212
Less: Cost reimbursement revenue	(2,950)	(1,789)		(7,068)	(6,788)
Add: Reimbursed expenses	2,917	1,683		7,005	6,801
Add: Restructuring and merger-related charges	4	1		8	5
Add: Impairments [2]	11	32		11	157
Adjusted operating income **	527	179	194%	1,071	387	177%

Operating income margin	14%	11%		12%	3%
Adjusted operating income margin **	53%	36%		46%	23%

Net income (loss), as reported	220	100		631	(103)
Less: Cost reimbursement revenue	(2,950)	(1,789)		(7,068)	(6,788)
Add: Reimbursed expenses	2,917	1,683		7,005	6,801
Add: Restructuring and merger-related charges	4	1		8	5
Add: Impairments [3]	11	32		15	165
Add: Loss on extinguishment of debt	164	—		164	—
Income tax effect of above adjustments	(39)	17		(36)	(60)
Less: Income tax special items	—	—		(98)	—
Adjusted net income **	$327	$44	643%	$621	$20	3005%

Diluted earnings (loss) per share, as reported	$0.67	$0.31		$1.92	$(0.32)
Adjusted diluted earnings per share**	$0.99	$0.13	662%	$1.89	$0.06	3050%

**Denotes non-GAAP financial measures. Please see pages A-13 and A-14 for information about our reasons for providing these alternative financial measures and the limitations on their use.

1 Includes impairment charges reported in Contract investment amortization of $30 million and $40 million in the 2020 third quarter and 2020 third quarter year-to-date, respectively.

2 Includes impairment charges reported in Depreciation, amortization, and other of $11 million in both the 2021 third quarter and 2021 third quarter year-to-date. Includes impairment charges reported in Contract investment amortization of $30 million and $40 million; and Depreciation, amortization, and other of $2 million and $117 million in the 2020 third quarter and 2020 third quarter year-to-date, respectively.

3 Includes impairment charges reported in Depreciation, amortization, and other of $11 million and $11 million; and Equity in earnings (losses) of $0 million and $4 million in the 2021 third quarter and 2021 third quarter year-to-date, respectively. Includes impairment charges reported in Contract investment amortization of $30 million and $40 million; Depreciation, amortization, and other of $2 million and $117 million; Equity in earnings (losses) of $0 million and $8 million in the 2020 third quarter and 2020 third quarter year-to-date, respectively.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of September 30, 2021

	US & Canada		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Managed	639	220,257	1,291	331,304	1,930	551,561
Marriott Hotels	113	61,300	186	54,563	299	115,863
Marriott Hotels Serviced Apartments	—	—	1	154	1	154
Sheraton	27	23,108	189	63,804	216	86,912
Courtyard	169	27,265	104	22,626	273	49,891
Westin	40	21,850	73	22,225	113	44,075
JW Marriott	21	12,712	62	23,099	83	35,811
Renaissance	24	10,607	57	17,735	81	28,342
The Ritz-Carlton	38	11,406	65	16,410	103	27,816
The Ritz-Carlton Serviced Apartments	—	—	5	715	5	715
Four Points	1	134	78	21,466	79	21,600
Le Méridien	1	100	70	19,869	71	19,969
W Hotels	21	5,916	34	9,329	55	15,245
W Hotels Serviced Apartments	—	—	1	160	1	160
Residence Inn	76	12,199	8	982	84	13,181
The Luxury Collection	6	2,296	48	8,740	54	11,036
St. Regis	10	1,968	37	8,722	47	10,690
St. Regis Serviced Apartments	—	—	1	70	1	70
Gaylord Hotels	6	10,220	—	—	6	10,220
AC Hotels by Marriott	7	1,165	69	8,339	76	9,504
Aloft	1	330	40	8,956	41	9,286
Fairfield by Marriott	7	1,539	50	6,856	57	8,395
Delta Hotels	25	6,770	2	477	27	7,247
Autograph Collection	8	2,340	16	2,441	24	4,781
Marriott Executive Apartments	—	—	34	4,646	34	4,646
SpringHill Suites	26	4,360	—	—	26	4,360
Protea Hotels	—	—	28	3,466	28	3,466
Element	2	640	11	2,184	13	2,824
EDITION	4	1,207	7	1,488	11	2,695
Moxy	—	—	5	887	5	887
TownePlace Suites	6	825	—	—	6	825
Tribute Portfolio	—	—	5	453	5	453
Bulgari	—	—	5	442	5	442
Franchised	4,926	704,438	777	159,283	5,703	863,721
Courtyard	844	112,424	103	19,166	947	131,590
Fairfield by Marriott	1,096	102,571	36	6,132	1,132	108,703
Residence Inn	761	90,566	19	2,544	780	93,110
Marriott Hotels	226	71,450	61	18,073	287	89,523
Sheraton	152	46,001	67	18,722	219	64,723
SpringHill Suites	484	55,847	—	—	484	55,847
TownePlace Suites	465	47,206	—	—	465	47,206
Autograph Collection	122	24,331	93	20,175	215	44,506
Westin	90	30,484	24	7,353	114	37,837
Four Points	162	24,336	61	10,239	223	34,575
Renaissance	61	17,514	29	7,781	90	25,295
Aloft	142	20,501	22	3,561	164	24,062
AC Hotels by Marriott	84	13,867	38	6,968	122	20,835
Moxy	26	4,913	69	13,187	95	18,100
Delta Hotels	56	12,298	10	2,415	66	14,713
The Luxury Collection	10	2,644	51	9,459	61	12,103
Le Méridien	22	5,096	17	4,468	39	9,564
Element	67	8,898	1	160	68	9,058
Tribute Portfolio	35	5,869	21	2,613	56	8,482
JW Marriott	14	6,328	9	2,305	23	8,633
Protea Hotels	—	—	36	2,949	36	2,949
Design Hotels	6	865	8	862	14	1,727
The Ritz-Carlton	1	429	—	—	1	429
Bulgari	—	—	1	85	1	85
Marriott Executive Apartments	—	—	1	66	1	66

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of September 30, 2021

	US & Canada		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Owned/Leased	26	6,483	39	9,288	65	15,771
Courtyard	19	2,814	4	894	23	3,708
Marriott Hotels	2	1,308	6	2,064	8	3,372
Sheraton	—	—	4	1,830	4	1,830
W Hotels	2	779	2	665	4	1,444
Westin	1	1,073	—	—	1	1,073
Protea Hotels	—	—	6	991	6	991
Renaissance	1	317	2	505	3	822
Autograph Collection[1]	—	—	6	576	6	576
The Ritz-Carlton	—	—	2	550	2	550
JW Marriott	—	—	1	496	1	496
The Luxury Collection[2]	—	—	4	417	4	417
Residence Inn	1	192	1	140	2	332
St. Regis	—	—	1	160	1	160
Residences	65	6,925	37	3,013	102	9,938
The Ritz-Carlton Residences	38	4,234	14	1,116	52	5,350
St. Regis Residences	11	1,200	7	598	18	1,798
W Residences	10	1,089	4	359	14	1,448
Bulgari Residences	—	—	5	514	5	514
Westin Residences	3	266	—	—	3	266
Marriott Hotels Residences	—	—	2	246	2	246
The Luxury Collection Residences	1	91	3	115	4	206
Sheraton Residences	—	—	1	50	1	50
EDITION Residences	2	45	—	—	2	45
Le Méridien Residences	—	—	1	15	1	15
Timeshare*	72	18,839	20	3,862	92	22,701
Grand Total	5,728	956,942	2,164	506,750	7,892	1,463,692

*Timeshare property and room counts are included on this table in their geographical locations. For external reporting purposes, these counts are captured in the Corporate segment.
[1] Includes five properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under the Autograph Collection brand following the completion of planned renovations.

[2] Includes two properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under The Luxury Collection brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of September 30, 2021

	US & Canada		Total International		Total Worldwide
Total Systemwide	Units	Rooms	Units	Rooms	Units	Rooms
Luxury	189	52,344	369	86,014	558	138,358
JW Marriott	35	19,040	72	25,900	107	44,940
The Ritz-Carlton	39	11,835	67	16,960	106	28,795
The Ritz-Carlton Residences	38	4,234	14	1,116	52	5,350
The Ritz-Carlton Serviced Apartments	—	—	5	715	5	715
The Luxury Collection[1]	16	4,940	103	18,616	119	23,556
The Luxury Collection Residences	1	91	3	115	4	206
W Hotels	23	6,695	36	9,994	59	16,689
W Residences	10	1,089	4	359	14	1,448
W Hotels Serviced Apartments	—	—	1	160	1	160
St. Regis	10	1,968	38	8,882	48	10,850
St. Regis Residences	11	1,200	7	598	18	1,798
St. Regis Serviced Apartments	—	—	1	70	1	70
EDITION	4	1,207	7	1,488	11	2,695
EDITION Residences	2	45	—	—	2	45
Bulgari	—	—	6	527	6	527
Bulgari Residences	—	—	5	514	5	514
Full-Service	1,021	353,167	986	274,181	2,007	627,348
Marriott Hotels	341	134,058	253	74,700	594	208,758
Marriott Hotels Residences	—	—	2	246	2	246
Marriott Hotels Serviced Apartments	—	—	1	154	1	154
Sheraton	179	69,109	260	84,356	439	153,465
Sheraton Residences	—	—	1	50	1	50
Westin	131	53,407	97	29,578	228	82,985
Westin Residences	3	266	—	—	3	266
Renaissance	86	28,438	88	26,021	174	54,459
Autograph Collection[2]	130	26,671	115	23,192	245	49,863
Le Méridien	23	5,196	87	24,337	110	29,533
Le Méridien Residences	—	—	1	15	1	15
Delta Hotels	81	19,068	12	2,892	93	21,960
Gaylord Hotels	6	10,220	—	—	6	10,220
Tribute Portfolio	35	5,869	26	3,066	61	8,935
Marriott Executive Apartments	—	—	35	4,712	35	4,712
Design Hotels	6	865	8	862	14	1,727
Limited-Service	4,446	532,592	789	142,693	5,235	675,285
Courtyard	1,032	142,503	211	42,686	1,243	185,189
Fairfield by Marriott	1,103	104,110	86	12,988	1,189	117,098
Residence Inn	838	102,957	28	3,666	866	106,623
SpringHill Suites	510	60,207	—	—	510	60,207
Four Points	163	24,470	139	31,705	302	56,175
TownePlace Suites	471	48,031	—	—	471	48,031
Aloft	143	20,831	62	12,517	205	33,348
AC Hotels by Marriott	91	15,032	107	15,307	198	30,339
Moxy	26	4,913	74	14,074	100	18,987
Element	69	9,538	12	2,344	81	11,882
Protea Hotels	—	—	70	7,406	70	7,406
Timeshare*	72	18,839	20	3,862	92	22,701
Grand Total	5,728	956,942	2,164	506,750	7,892	1,463,692

*Timeshare property and room counts are included on this table in their geographical locations. For external reporting purposes, these counts are captured in the Corporate segment.
[1] Includes two properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under The Luxury Collection brand following the completion of planned renovations.

[2] Includes five properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under the Autograph Collection brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated US & Canada Properties
	Three Months Ended September 30, 2021 and September 30, 2020
	REVPAR		Occupancy			Average Daily Rate
Brand	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
JW Marriott	$133.20	203.7%	53.4%	32.7%	pts.	$249.67	17.5%
The Ritz-Carlton	$254.66	144.3%	55.7%	28.2%	pts.	$457.14	20.7%
W Hotels	$152.07	297.4%	53.0%	35.0%	pts.	$286.81	34.7%
Composite US & Canada Luxury[1]	$195.98	204.4%	55.0%	33.6%	pts.	$356.59	18.3%
Marriott Hotels	$100.16	345.2%	54.3%	38.1%	pts.	$184.57	32.3%
Sheraton	$100.83	617.5%	53.0%	41.8%	pts.	$190.21	51.3%
Westin	$119.69	336.8%	55.5%	37.1%	pts.	$215.57	44.6%
Composite US & Canada Premium[2]	$103.64	357.2%	53.8%	38.1%	pts.	$192.52	33.9%
US & Canada Full-Service[3]	$122.18	293.5%	54.1%	37.2%	pts.	$226.01	23.0%
Courtyard	$83.23	205.2%	63.5%	35.8%	pts.	$131.16	32.9%
Residence Inn	$120.56	89.4%	73.8%	25.6%	pts.	$163.28	23.8%
Composite US & Canada Limited-Service[4]	$93.06	156.0%	66.1%	33.5%	pts.	$140.71	26.5%
US & Canada - All[5]	$115.57	258.3%	56.8%	36.3%	pts.	$203.46	29.1%

Comparable Systemwide US & Canada Properties
	Three Months Ended September 30, 2021 and September 30, 2020
	REVPAR		Occupancy			Average Daily Rate
Brand	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
JW Marriott	$140.74	209.3%	56.6%	34.7%	pts.	$248.47	19.8%
The Ritz-Carlton	$253.78	149.0%	56.1%	29.0%	pts.	$452.14	20.4%
W Hotels	$152.07	297.4%	53.0%	35.0%	pts.	$286.81	34.7%
Composite US & Canada Luxury[1]	$188.74	206.6%	56.2%	34.1%	pts.	$335.54	20.6%
Marriott Hotels	$93.79	222.7%	54.6%	32.6%	pts.	$171.74	30.3%
Sheraton	$82.99	241.3%	52.7%	30.6%	pts.	$157.53	43.1%
Westin	$110.44	248.2%	56.4%	33.9%	pts.	$195.85	38.9%
Composite US & Canada Premium[2]	$99.00	220.6%	55.1%	32.3%	pts.	$179.55	32.8%
US & Canada Full-Service[3]	$109.37	217.7%	55.3%	32.5%	pts.	$197.90	30.8%
Courtyard	$90.46	127.7%	65.8%	27.6%	pts.	$137.50	32.3%
Residence Inn	$111.49	58.6%	76.5%	17.1%	pts.	$145.74	23.1%
Fairfield by Marriott	$84.81	93.0%	69.8%	22.9%	pts.	$121.51	29.8%
Composite US & Canada Limited-Service[4]	$93.28	90.7%	69.7%	22.9%	pts.	$133.81	27.9%
US & Canada - All[5]	$100.19	134.7%	63.5%	27.1%	pts.	$157.78	34.7%

[1] Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.
[2] Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels, and Gaylord Hotels. Systemwide also includes Le Méridien and Tribute Portfolio.
[3] Includes Composite US & Canada Luxury and Composite US & Canada Premium.
[4] Includes Courtyard, Residence Inn, Fairfield by Marriott, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element, and AC Hotels by Marriott. Systemwide also includes Moxy.
[5] Includes US & Canada Full-Service and Composite US & Canada Limited-Service.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended September 30, 2021 and September 30, 2020
	REVPAR		Occupancy			Average Daily Rate
Region	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
Greater China	$67.15	-1.8%	54.6%	-6.8%	pts.	$122.94	10.5%
Asia Pacific excluding China	$34.57	37.1%	33.2%	9.1%	pts.	$104.22	-0.6%
Caribbean & Latin America	$81.73	257.1%	46.4%	28.2%	pts.	$175.95	40.6%
Europe	$104.65	215.8%	47.1%	28.8%	pts.	$222.03	22.5%
Middle East & Africa	$72.42	90.7%	50.8%	24.2%	pts.	$142.46	-0.1%

International - All[1]	$68.32	64.2%	46.3%	12.3%	pts.	$147.63	20.5%

Worldwide[2]	$89.88	140.8%	51.1%	23.3%	pts.	$175.96	31.0%

Comparable Systemwide International Properties
	Three Months Ended September 30, 2021 and September 30, 2020
	REVPAR		Occupancy			Average Daily Rate
Region	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
Greater China	$63.41	-4.0%	52.7%	-7.8%	pts.	$120.28	10.3%
Asia Pacific excluding China	$40.46	37.6%	36.1%	10.9%	pts.	$112.14	-4.1%
Caribbean & Latin America	$70.07	317.5%	45.7%	29.8%	pts.	$153.41	45.2%
Europe	$92.75	177.7%	46.7%	26.3%	pts.	$198.64	21.0%
Middle East & Africa	$68.19	93.3%	50.3%	23.8%	pts.	$135.45	2.1%

International - All[1]	$67.53	76.3%	45.9%	14.9%	pts.	$147.04	19.2%

Worldwide[2]	$90.32	118.4%	58.2%	23.4%	pts.	$155.21	30.6%

[1] Includes Greater China, Asia Pacific excluding China, Caribbean & Latin America, Europe, and Middle East & Africa.
[2] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated US & Canada Properties
	Nine Months Ended September 30, 2021 and September 30, 2020
	REVPAR		Occupancy			Average Daily Rate
Brand	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
JW Marriott	$117.36	60.1%	44.8%	16.5%	pts.	$261.98	1.1%
The Ritz-Carlton	$225.07	73.8%	47.0%	15.8%	pts.	$479.30	15.2%
W Hotels	$126.08	59.9%	41.4%	14.3%	pts.	$304.60	4.7%
Composite US & Canada Luxury[1]	$168.79	67.7%	44.7%	16.1%	pts.	$377.22	7.5%
Marriott Hotels	$67.80	35.2%	40.0%	13.4%	pts.	$169.48	-10.1%
Sheraton	$61.72	40.7%	34.6%	10.6%	pts.	$178.51	-2.4%
Westin	$80.07	53.2%	40.1%	13.4%	pts.	$199.52	2.0%
Composite US & Canada Premium[2]	$68.27	40.3%	38.3%	12.4%	pts.	$178.10	-4.9%
US & Canada Full-Service[3]	$88.47	49.7%	39.6%	13.1%	pts.	$223.29	0.2%
Courtyard	$62.11	62.3%	54.1%	23.2%	pts.	$114.79	-7.4%
Residence Inn	$99.92	39.6%	68.8%	20.8%	pts.	$145.31	-2.5%
Composite US & Canada Limited-Service[4]	$71.84	52.1%	57.6%	22.1%	pts.	$124.74	-6.3%
US & Canada - All[5]	$84.70	50.1%	43.7%	15.2%	pts.	$193.80	-1.9%

Comparable Systemwide US & Canada Properties
	Nine Months Ended September 30, 2021 and September 30, 2020
	REVPAR		Occupancy			Average Daily Rate
Brand	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
JW Marriott	$118.41	61.6%	47.0%	18.7%	pts.	$251.90	-2.7%
The Ritz-Carlton	$220.77	74.8%	46.5%	15.9%	pts.	$474.36	15.1%
W Hotels	$126.08	59.9%	41.4%	14.3%	pts.	$304.60	4.7%
Composite US & Canada Luxury[1]	$158.60	67.2%	45.6%	16.8%	pts.	$348.17	5.6%
Marriott Hotels	$66.49	40.2%	42.2%	13.4%	pts.	$157.50	-4.3%
Sheraton	$56.44	38.1%	39.9%	10.7%	pts.	$141.38	1.1%
Westin	$76.15	44.4%	42.3%	12.8%	pts.	$180.20	0.8%
Composite US & Canada Premium[2]	$69.43	43.5%	42.1%	12.8%	pts.	$165.03	-0.2%
US & Canada Full-Service[3]	$79.74	48.3%	42.5%	13.3%	pts.	$187.74	2.0%
Courtyard	$69.06	56.8%	56.7%	19.5%	pts.	$121.87	2.9%
Residence Inn	$92.69	33.6%	70.9%	16.1%	pts.	$130.80	3.2%
Fairfield by Marriott	$65.50	57.7%	60.8%	18.9%	pts.	$107.77	8.7%
Composite US & Canada Limited-Service[4]	$73.54	47.5%	61.7%	18.2%	pts.	$119.19	4.1%
US & Canada - All[5]	$76.20	47.9%	53.4%	16.1%	pts.	$142.59	3.4%

[1] Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.
[2] Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels, and Gaylord Hotels. Systemwide also includes Le Méridien and Tribute Portfolio.
[3] Includes Composite US & Canada Luxury and Composite US & Canada Premium.
[4] Includes Courtyard, Residence Inn, Fairfield by Marriott, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element, and AC Hotels by Marriott. Systemwide also includes Moxy.
[5] Includes US & Canada Full-Service and Composite US & Canada Limited-Service.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Nine Months Ended September 30, 2021 and September 30, 2020
	REVPAR		Occupancy			Average Daily Rate
Region	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
Greater China	$67.33	49.8%	55.8%	15.4%	pts.	$120.73	8.4%
Asia Pacific excluding China	$34.38	-14.6%	32.3%	2.3%	pts.	$106.51	-20.8%
Caribbean & Latin America	$68.54	39.9%	40.0%	13.0%	pts.	$171.46	-5.5%
Europe	$54.26	32.4%	28.2%	5.6%	pts.	$192.41	6.1%
Middle East & Africa	$68.11	35.0%	46.3%	12.0%	pts.	$147.14	-0.1%

International - All[1]	$56.24	27.5%	41.3%	9.2%	pts.	$136.23	-1.1%

Worldwide[2]	$69.24	39.2%	42.4%	11.9%	pts.	$163.35	0.0%

Comparable Systemwide International Properties
	Nine Months Ended September 30, 2021 and September 30, 2020
	REVPAR		Occupancy			Average Daily Rate
Region	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
Greater China	$64.10	46.8%	54.3%	14.4%	pts.	$118.03	7.9%
Asia Pacific excluding China	$37.29	-10.9%	33.7%	3.3%	pts.	$110.55	-19.6%
Caribbean & Latin America	$56.61	45.2%	38.4%	13.5%	pts.	$147.39	-5.7%
Europe	$47.88	26.3%	27.8%	4.5%	pts.	$172.23	5.6%
Middle East & Africa	$62.93	36.0%	45.3%	11.7%	pts.	$139.07	1.0%

International - All[1]	$52.14	25.7%	38.9%	8.5%	pts.	$133.90	-1.7%

Worldwide[2]	$68.94	42.2%	49.1%	13.8%	pts.	$140.51	2.2%

[1] Includes Greater China, Asia Pacific excluding China, Caribbean & Latin America, Europe, and Middle East & Africa.
[2] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS - 2021 vs 2019
In Constant $

Comparable Systemwide Properties[1]
	Three Months Ended September 30, 2021 and September 30, 2019
	REVPAR		Occupancy			Average Daily Rate
Region	2021	vs. 2019	2021	vs. 2019		2021	vs. 2019
Greater China	$63.41	-27.4%	52.7%	-16.9%	pts.	$120.28	-4.1%
Asia Pacific excluding China	$40.46	-63.9%	36.1%	-37.9%	pts.	$112.14	-26.0%
Caribbean & Latin America	$70.07	-17.8%	45.7%	-14.1%	pts.	$153.41	7.5%
Europe	$92.75	-43.5%	46.7%	-31.5%	pts.	$198.64	-5.4%
Middle East & Africa	$68.19	-19.2%	50.3%	-15.3%	pts.	$135.45	5.3%

International - All[2]	$67.53	-40.7%	45.9%	-25.4%	pts.	$147.04	-7.9%

US & Canada - All	$100.19	-19.9%	63.5%	-13.1%	pts.	$157.78	-3.4%

Worldwide[3]	$90.32	-25.8%	58.2%	-16.8%	pts.	$155.21	-4.4%

Comparable Systemwide Properties[1]
	Nine Months Ended September 30, 2021 and September 30, 2019
	REVPAR		Occupancy			Average Daily Rate
Region	2021	vs. 2019	2021	vs. 2019		2021	vs. 2019
Greater China	$64.10	-25.8%	54.3%	-12.2%	pts.	$118.03	-9.1%
Asia Pacific excluding China	$37.29	-67.0%	33.7%	-38.0%	pts.	$110.55	-29.9%
Caribbean & Latin America	$56.61	-44.3%	38.4%	-23.9%	pts.	$147.39	-9.7%
Europe	$47.88	-66.1%	27.8%	-44.5%	pts.	$172.23	-11.9%
Middle East & Africa	$62.93	-32.0%	45.3%	-20.6%	pts.	$139.07	-1.1%

International - All[2]	$52.14	-52.9%	38.9%	-29.9%	pts.	$133.90	-16.8%

US & Canada - All	$76.20	-38.1%	53.4%	-20.9%	pts.	$142.59	-13.9%

Worldwide[3]	$68.94	-42.3%	49.1%	-23.7%	pts.	$140.51	-14.5%

[1] The comparisons between 2021 and 2019 reflect properties that are defined as comparable as of September 30, 2021, even if in 2019 they were not open and operating for the full year or did not meet all the criteria for comparable in 2019.

[2] Includes Greater China, Asia Pacific excluding China, Caribbean & Latin America, Europe, and Middle East & Africa.
[3] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
($ in millions)

	Fiscal Year 2021
	First Quarter	Second Quarter	Third Quarter	Total
Net (loss) income, as reported	$(11)	$422	$220	$631
Cost reimbursement revenue	(1,780)	(2,338)	(2,950)	(7,068)
Reimbursed expenses	1,833	2,255	2,917	7,005
Loss on extinguishment of debt	—	—	164	164
Interest expense	107	109	107	323
Interest expense from unconsolidated joint ventures	2	1	2	5
(Benefit) provision for income taxes	(16)	(41)	58	1
Depreciation and amortization	52	50	64	166
Contract investment amortization	17	18	21	56
Depreciation and amortization classified in reimbursed expenses	28	27	28	83
Depreciation, amortization and impairments from unconsolidated joint ventures	10	9	5	24
Stock-based compensation	53	43	43	139
Restructuring and merger-related charges	1	3	4	8
Adjusted EBITDA **	$296	$558	$683	$1,537

Change from 2020 Adjusted EBITDA **	-33%	815%	109%	85%

	Fiscal Year 2020
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income (loss), as reported	$31	$(234)	$100	$(164)	$(267)
Cost reimbursement revenue	(3,797)	(1,202)	(1,789)	(1,664)	(8,452)
Reimbursed expenses	3,877	1,241	1,683	1,634	8,435
Interest expense	93	127	113	112	445
Interest expense from unconsolidated joint ventures	3	1	12	8	24
(Benefit) provision for income taxes	(12)	(64)	27	(150)	(199)
Depreciation and amortization	150	72	53	71	346
Contract investment amortization	25	21	48	38	132
Depreciation classified in reimbursed expenses	26	27	27	29	109
Depreciation, amortization and impairments from unconsolidated joint ventures	7	16	3	78	104
Stock-based compensation	41	50	49	57	197
Restructuring and merger-related (recoveries) charges	(2)	6	1	262	267
Loss on asset dispositions	—	—	—	6	6
Adjusted EBITDA **	$442	$61	$327	$317	$1,147

** Denotes non-GAAP financial measures. Please see pages A-13 and A-14 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We discuss the manner in which the non-GAAP measures reported in this press release and schedules are determined and management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Operating Income and Adjusted Operating Income Margin. Adjusted operating income and Adjusted operating income margin exclude cost reimbursement revenue, reimbursed expenses, restructuring and merger-related charges, and non-cash impairment charges. Adjusted operating income margin reflects Adjusted operating income divided by Adjusted total revenues. We believe that these are meaningful metrics because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Net Income and Adjusted Diluted Earnings Per Share. Adjusted net income and Adjusted diluted earnings per share reflect our net income/loss and diluted earnings/loss per share excluding the impact of cost reimbursement revenue, reimbursed expenses, restructuring and merger-related charges, non-cash impairment charges, losses and gains on asset dispositions (when applicable), loss on extinguishment of debt, income tax special items, and the income tax effect of these adjustments. The income tax special items primarily related to the income tax benefit arising from the favorable resolution of pre-acquisition Starwood tax audits in the 2021 second quarter. We calculate the income tax effect of the adjustments using an estimated tax rate applicable to each adjustment. We believe that these measures are meaningful indicators of our performance because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Adjusted EBITDA reflects net income/loss excluding the impact of the following items: cost reimbursement revenue and reimbursed expenses, interest expense, depreciation and amortization (including depreciation and amortization classified in “Reimbursed expenses,” as discussed below), loss on extinguishment of debt, non-cash impairment charges, benefit (provision) for income taxes, restructuring and merger-related charges (recoveries), and stock-based compensation expense for all periods presented. When applicable, Adjusted EBITDA also excludes gains and losses on asset dispositions made by us or by our joint venture investees.

In our presentations of Adjusted operating income and Adjusted operating income margin, Adjusted net income, Adjusted diluted earnings per share and Adjusted EBITDA, as applicable, we exclude charges incurred under our restructuring plans that we initiated beginning in the 2020 second quarter to achieve cost savings in response to the decline in lodging demand caused by COVID-19 and transition costs associated with the Starwood merger, which we record in the “Restructuring and merger-related charges” caption of our Condensed Consolidated Statements of Income (Loss) (our “Income Statements”), as well as the loss related to the debt extinguishment, as applicable, which we record in the “Loss on extinguishment of debt” caption of our Income Statements, to allow for period-over period comparisons of our ongoing operations before the impact of these items. We also exclude non-cash impairment charges related to our management and franchise contracts, leases, equity investments, and other capitalized assets, which we record in the “Contract investment amortization,” “Depreciation, amortization, and other,” and “Equity in losses” captions of our Income Statements to allow for period-over period comparisons of our ongoing operations before the impact of these items. We exclude cost reimbursement revenue and reimbursed expenses, which relate to property-level and centralized programs and services that we operate for the benefit of our hotel owners. We do not operate these programs and services to generate a profit over the long term, and accordingly, when we recover the costs that we incur for these programs and services from our hotel owners, we do not seek a mark-up. For property-level services, our owners typically reimburse us at the same time that we incur expenses. However, for centralized programs and services, our owners may reimburse us before or after we incur expenses, causing timing differences between the costs we incur and the related reimbursement from hotel owners in our operating and net income. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Because we do not retain any such profits or losses over time, we exclude the net impact when evaluating period-over-period changes in our operating results.

We believe that Adjusted EBITDA is a meaningful indicator of our operating performance because it permits period-over-period comparisons of our ongoing operations before these items and facilitates our comparison of results before these items with results from other lodging companies. We use Adjusted EBITDA to evaluate companies because it excludes certain items that can vary

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA also excludes depreciation and amortization expense, which we report under “Depreciation, amortization, and other” as well as depreciation and amortization classified in “Contract investment amortization,” “Reimbursed expenses,” and “Equity in losses” of our Income Statements, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Depreciation and amortization classified in “Reimbursed expenses” reflects depreciation and amortization of Marriott-owned assets and software, for which we receive cash from owners to reimburse the company for its investments made for the benefit of the system. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We exclude stock-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use stock-based payment awards differently, both in the type and quantity of awards granted.

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR relates to property level revenue and may not be comparable to similarly titled measures, such as revenues, and should not be viewed as necessarily correlating with our fee revenue. We calculate RevPAR by dividing room sales (recorded in local currency) for comparable properties by room nights available for the period. We do not consider interruptions related to COVID-19 when determining which properties to classify as comparable. The comparisons between 2021 and 2019 reflect properties that are defined as comparable as of September 30, 2021, even if in 2019 they were not open and operating for the full year or did not meet all the other criteria for comparable in 2019. We present growth in comparative RevPAR on a constant dollar basis, which we calculate by applying exchange rates for the current period to each period presented. We believe constant dollar analysis provides valuable information regarding our properties’ performance as it removes currency fluctuations from the presentation of such results.